Exhibit 99.1

Alfa Corporation

Fourth Quarter 2006

Conference Call

Friday, February 23, 2007

9:30 A.M. Central Time

Please stand by the call is about to begin. Good day and welcome to the Alfa Corporation Conference Call. Today’s call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to the Executive Vice President of Operations, Mr. Lee Ellis. Please go ahead, Sir.

Lee Ellis: Thank you. Good morning. I would like to welcome you and thank you for joining us on our year end conference call. With me today is Steve Rutledge, Chief Financial Officer and Ralph Forsythe, Assistant CFO. Ralph, before we begin, would you please read our Safe Harbor Statement?

Ralph Forsythe: Good morning. Investors are cautioned that statements during this conference call which relate to the future, are by their nature uncertain and dependent upon numerous contingencies, including political, economic, regulatory, climatic, competitive, legal and technological. Any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in Alfa Corporation’s filings with the Securities and Exchange Commission. Alfa uses non-GAAP financial measures of operating income, operating income per share, mortality ratio, lapse ratio, and persistency in evaluating Company performance. These measures may be discussed during this conference call. A link to our definitions of these measures can be found in the “Invest in Alfa” section of our website, located at www.alfains.com. At this point, I’d like to turn the call back over to you, Lee.

Lee Ellis: Thank you, Ralph. We are pleased to report another record year of earnings for Alfa Corporation. We completed the year with operating income of $103.7 million or $1.28 per share compared to $95.1 million, or a $1.18 per share in 2005. This represents an increase of 8.4% over last year on a per share basis. Debt income for 2006 was $105.9 million, or $1.30 per share, which is a 6.3% increase on the per share basis over the prior year. Growth in the top line and outstanding core loss ratios were the primary drivers behind these results. Our property and casualty segment maintained its growth trends in both written and earned premiums with overall increases of 6% and 9% respectively for the year. Our Alabama and Georgia operations experience nominal growth with a very competitive marketplace. Our Mississippi operation finished the year with healthy increases in written and earned premium. Alfa Vision, which writes our non-standard automobile in nine states, had an outstanding growth in earned premium of 152% for the year. I will remind you that Alfa Vision got off to a slow start in 2005 due to delays in licensing. 2006 was their first year of being fully operational in all nine states, and we do not anticipate this level of growth in 2007. Virginia Mutual experienced challenges in growing their top line during 2006. In fact, earned premium decreased 3% for the year. As we announced in January 2007, we completed the demutualization of Virginia Mutual and have formed a new entity, Alfa Alliance Insurance Corporation. This company is a wholly owned subsidiary of Alfa Corporation. Additionally, we have taken steps that we believe will help to grow their top line profitably in 2007. We expanded their operations to Tennessee which now gives them a market presence in three states.

We added two senior level executives to our Alfa Alliance team, including a vice-president of sales and marketing with over 20 years experience in agency ownership and carrier sales, and a vice-president of product development who also has over 20 years experience with a national automobile carrier in the area of product development. Finally, we have made significant product and rate changes in our Virginia markets, which with an emphasis on targeting the married multi-car policyholder. In our property and casualty business, we had an outstanding overall combined ratio of 90.8% for the year. This completed a very consistent 10-year run of combined ratios in the high 80’s and low 90’s. Alfa Life had another good quarter with operating income up 20% over the fourth quarter of 2005 and 10% for the year. We were able to achieve these results despite a challenging year in policyholder claims which resulted in a mortality ratio of 104% compared to 96% in 2005. Strong top line growth of 8% and good returns on our investment portfolio contributed to this performance. The majority of the increase in the top line was from sales of our return of premium product which we introduced in January 2006. Our non-insurance segments had mixed results in 2006, with operating income of $326,000 for the year compared to a loss of $40,000 in 2005. However, I think it is important to note that within this business unit, both our investment in MidCountry and Vision MGA had very solid performance. Alfa Financial’s performance was negatively affected by the single incident of employee fraud that occurred in the second quarter. Steve will discuss the performance of our non-insurance operations in more detail. At this time, I’ll turn the call over to Steve.

Steve Rutledge: Thank you, Lee, and good morning everyone. I’m gonna begin my comments with the consolidated results of Alfa Corporation and its subsidiary. Revenue for the fourth quarter increased 7.8% to $208.1 million. P & C premium, life premium and policy charges and net investment income all increased consistent with the overall revenue growth in the 7% to 7.5% range. In addition, other income increased 35.5% to $7.6 million. This was another quarter of consistent top line growth and in line with the total revenue growth for the full year 2006 of 7.7%. Other income has grown consistently fast this year due to the influence of additional fee income coming from Alfa Vision. The growth rate for the year in other income was 24.2%. For the quarter, the other income growth rate ticked up to 35% as a result of a contingent commission pay to the Vision Insurance Group, MGA, for run-off business that Vision had written during the transition from their old carriers to Alfa Vision paper.

Operating income increased 42.4% to $32.3 million. A portion of this increase came as we benefited from a much lower than normal effective tax rate. The tax expense line was impacted by the completion of an IRS examination for tax years 99 through 2001. As a result of this exam, we were able to release approximately $3.5 million in contingency reserves and in addition, include a tax refund of $900,000. A normalized effective rate would have been approximately 26.6% in the current quarter versus an adjusted 26% effective rate in the fourth quarter of 2005. In the fourth quarter of 2005, we reported a 30.1% effective rate, but this had a one time adjustment to establish a deferred tax liability in one of our non-insurance subs. Again, without these two non-recurring items, we would have had an effective tax rate this quarter of 26%, compared to 26.6% in 2005’s fourth quarter. The impact of this fourth quarter 2006 tax settlement was to increase earnings per share by approximately 5.4 cents per share.

For the full year, Alfa Corporation had revenue growth of 7.7%, operating income of $103.7 million, and operating earnings per share of $1.28, which translates to an 8.4% increase over 2005.

Looking at our results by product line, we will first look at our property and casualty operations. Our growth rate for our property and casualty written and earned premium in the fourth quarter was 5.7% and 8.6% respectively. Growth in our three contiguous states, Alabama, Georgia and Mississippi was 3.5% for written premium and 2.8% for earned premium. Alfa Vision added $6.5 million more in earned premium this quarter versus the same quarter last year, and Virginia Mutual’s earned premium dropped approximately $270,000. We had a loss ratio of 56.5% for the quarter and there was no impact from storm claims in this current quarter. This was better than the 59% in the fourth quarter of 2005, but was pretty much in line with the 55.7% full year 2006 non-CAT loss ratio. Catastrophes added 2.3% to the full year loss ratio, and we ended the year with a loss ratio of 58% compared to a full year 2005 loss ratio of 61%.

For the quarter, our loss ratios by state are very good for our core states. Alabama Georgia came in at just over 54% and Mississippi came in at just under 51%. At Virginia Mutual, now Alfa Alliance, the loss ticked up to 81.9% as a result of several large claims in the quarter. We experienced 40% of our large losses, and we define those as losses greater than $100,000 at Virginia Mutual, in the fourth quarter of 2006. This included a large business owner fire, two large commercial auto claims, and a large uninsured motorist claim on personal auto. This appears to be a state of bad luck and there’s nothing to indicate that anything has changed in that operation. Even with this difficult fourth quarter, Virginia Mutual delivered a very good full year ‘06 loss ratio of 56.8%.

Vision is our non-standard auto company. It’s loss ratio was 68.8% for the fourth quarter of 2006. Considering the fast growth in this subsidiary, this was not an unreasonable outcome and for the year, Vision’s loss ratio came in at 65.4%. Looking at the loss ratios by line of business, excluding the Virginia Mutual quota share, for the fourth quarter these were as follows: Automobile was 63.8% in ‘06 versus 70.6% in 2005; Homeowner was 42.9% in ‘06 versus the fourth quarter ‘05 homeowner loss ratio of 40.6%; and our other area was 63.2% for the fourth quarter versus 43.5% in 2005.

Moving over to our expense area, and again Vision and Virginia Mutual continue to have an impact on our overall expense structure, and again there are reasons for this and the example we use is Vision charges a much higher fee than our normal preferred operation. These fees are collected at the insurance company and included in other income. For segment reporting, these fees are also included in expense and the insurance company as they are transferred to our managing general agency, Alfa Vision Insurance Group. So for the insurance operation, fees are included in expense but not in premium skewing the expense ratio calculation. In an effort to compare an old standard ratio, I’ve stripped out Virginia Mutual and Vision’s premium and expenses and recalculated the expense ratio. This leads to an adjusted expense ratio of 27.3% in the fourth quarter of 2006, for our core operations versus the 28.5% that we reported. This compares the 27.3% adjusted expense ratio in the fourth quarter of 2005. Both of these expense ratios have been impacted by investments in technology. This totals $3.1 million in the current quarter compared to $2.4 million in the fourth quarter of 2005. In addition, we have the impact from FASB 123R which is the share based compensation expense of roughly $300,000 this year. FASB 123R increased our expense ratio approximately 2/10 of 1% and Exceed System expenses increased it approximately 2%. Excluding these two expenses that are present in ‘06, the adjusted ratio for the fourth quarter of ‘06 would have been 25.3% and that would have compared to 25.1% in the fourth quarter of 2005.

Our loss adjustment expense was 5.2% for the quarter compared to 5.1% in the fourth quarter of 2005. LAE without the impact of Vision and Virginia Mutual would have been 4.5% and that compared to an adjusted 4.7% in the same quarter last year. The claims area is also an area impacted by the amortization of Exceed, which is our new policy administration system, and that added approximately 1/10 of 1% to our loss adjustment expense.

Investment income was down for the quarter 0.8% primarily as a result of decrease in partnership distributions from $2.2 million in the fourth quarter of 2005 to  3/4 of a million this quarter. Without the impact of partnership distributions, investment income would have been $9.9 million, up 15% on a 6% increase in bond interest to $8.4 million and a doubling of dividend income to $477,000.

Finally, we had a very good non-storm GAAP combined ratio of 90.2% compared to 92.6% in the fourth quarter of 2005, which also had no impact from storms. For the full of 12/31/06, our combined ratio was 90.8% compared to 90% in 2005. I took a look back and compared the 90.8% combined ratio in ‘06 to our combined ratio over the last ten years. Over this period of time, our combined ratios have been extremely consistent with an average combined ratio over this period of time of 91.3%. Over this same ten year period, our high combined ratio was 92.8% in 2001, and our low combined ratio was 89% in 1999. As a side note, we had no catastrophes in 1999. This has been a very consistent result over a significant period of time.

Year-to-date, Alfa Corporation’s share of Alfa Vision’s total earned premium is $52.3 million, netting fees collected against expenses, combined ratio on a direct basis year-to-date was 101.5%. As a result of a 65.4% loss ratio, 10.9% premiums spent on LAE, and 25.2% expense ratio, again net of fees. This translates to an underwriting loss of approximately $1.1 million. This underwriting result including fees, plus investment income resulted in approximately a $1.6 million direct pre-tax operating income compared to $1.8 million in 2005. In addition, the managing general agency added $4.6 million in pre-tax operating income in 2006, compared to a $118,000 loss in 2005.

Year-to-date, Alfa Corporation’s share of Virginia Mutual’s total earned premium from the quota share is $21.2 million versus $21.8 million in 2005. Year-to-date, Virginia Mutual’s loss ratio was 56.8% and in addition to quota share, participants paid a 35% commission on written premium and approximately a 3/4% claim fee. Alfa Group received $2.8 million in underwriting gain with Alfa Corporation’s pooled share being approximately $1.8 million. The acquisition of Virginia Mutual will eliminate the 80/20 quota share and the newly capitalized Alfa Alliance will be a wholly owned subsidiary of Alfa Corporation. This means that 100% of Alfa Alliance business will enter the pool versus 80% in 2006. This will have an estimated $8 million impact on premium growth in Alfa Corporation.

Moving over to our life insurance company, total premium and policy charges for the quarter increased 7.6%. This was driven by growth in the traditional life area, which increased 12.5% or $1.3 million. As mentioned in previous conference calls, we rolled out a new return of premium level term product in 2006, and this has had a positive impact on top line growth. Net operating income was up 19.9% for the quarter. Total revenue which includes net investment income increased 10.5% while total benefits losses and expenses only increased 6.8%. Our life claims increased 15% or $4 million as a result of our mortality ratio increasing to 111% versus 103% in the prior year’s fourth quarter. The impact of this increase was offset by an adjustment to reserves in the fourth quarter related to our year-end work in review coupled with the movement of this book of business to our new system. For the quarter, benefits, claims, losses and settlement expenses were flat and for the year this same line increased 7.2% or $5.3 million. Annualized new business premium increased 30.4% in the fourth quarter of 2006 versus the fourth quarter of 2005 and 29% for the full year. Again this growth is coming from the new product roll-out with traditional life annualized new business increasing 61% in the quarter and 62% year-to-date. We also had a nice increase to our life company investment income, with an increase for the quarter of 14.7% or $1.9 million. This came from increase in bond income up 12.4%, 56% increase in dividends to $700,000 and an increase in short-term investments to $679,000, which is about 121% increase.

Looking at our non-insurance operations, these consist of our consumer finance agency operation, and our investment in MidCountry Financial, which is a thrift holding company, and the remnants of our commercial lease portfolio which is now in run-off. For the quarter, non-insurance added $200,000 to the bottom line compared to $1.2 million loss in the prior year. The bright spots were our Vision MGA operation contributing $785,000 in net income, our consumer finance operation which contributed $480,000 in net income, and our investment in MidCountry Financial which contributed $890,000 gross and $312,000 after our internal capital charge and after tax. These positive results were partially offset by the loss in commercial lease run-off book and a loss in our benefits subsidiary.

For the year, the non-insurance area had $328,000 in net income compared to $39,000 in the prior year, and again, this was from outstanding performance in our MidCountry investment with a net income more than doubling to $1.8 million, coupled with $2.8 million in net income at our Vision MGA. These annual results were partially offset by the loss in our run-off book of commercial lease and the loss in our consumer finance operation created by an agent fraud in the second quarter of 2006. I have an update on recent developments related to this event. We have just received additional payment by this former agent who has pled guilty to mail fraud charges as a result of these transactions. This will mean we will recover an additional $815,000 that will be recorded in the first quarter of 2007, and in addition we’ve received an assignment of life insurance policies with a face value of $1.8 million and approximately $100,000 in cash value.

A quick first quarter update. Lee mentioned that we’ve gotten off to an excellent start on P & C and life sales. We have had one storm event in first quarter. A line of thunderstorms including hail went through Alabama on the night of February 13th. At this point and time, it’s too early using claim data to give you an estimate on the ultimate impact. We have had approximately 820 claims reported and using average claim data, the impact to Alfa Corporation is $1.6 million after tax. We are, however, still receiving claims from this event. We will keep you updated and as soon as we have a reasonable estimate.

We have also adjusted the ranges on our catastrophe sharing agreement as we do each year. Because of the progress we’ve made in lowering our catastrophe exposure, our model probable maximum loss curves continue to decline. The new ranges we have increased for 2007, but by a much smaller change than in recent years. This year Alfa Corporation will participate on an aggregate basis for its pooled share of the first $21.4 million in catastrophe losses, and its relative surplus share of aggregate catastrophe losses above $530.5 million.

And finally, we have added $71 million to stockholders equity in 2006, which increased the book value to $10.15 a share.

Lee, that concludes my comments and I’ll turn it back over to you.

Lee Ellis: Thank you very much, Steve. We’d now like to open the floor for questions.

Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touchtone telephone. If you are using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again please press star one on your touchtone telephone to ask a question. And we’ll go first to Eric Saxon with Suntrust Robinson-Humphrey. Go ahead please.

Eric Saxon: Good morning. I’m taking a call for David Lewis this morning. I’m just gonna stick with a few big pitch of questions. Can you talk a little bit about the pricing you’re seeing in your market particularly on the non-standard auto side and also, what about M & A opportunities for 2007?

Lee Ellis: First of all, on the M & A opportunities, we don’t comment on those. It’s …it’s just our practice. If we’re working on something, we certainly don’t want to talk to the public about it until we’re ready to make an announcement. From a pricing standpoint in the automobile sectors, we’re…we’re seeing mostly mixed signals. You’re certainly not seeing the decreases that we were seeing for awhile. In Alabama, it seems that possibly in the early stages of a moderation. Georgia and Mississippi are still a little more mixed with some, some people moving up and down. In the homeowner, in Alabama, we’re a little confused because you’re seeing mixed signals there. Some, some people, including State Farm taking slight decreases. We think everybody should be taking increases, and in Georgia and Mississippi, you’re seeing more of the expected trend of increases.

Steve Rutledge: Dav…Eric, I’m sorry. Specific to your ah non-standard question, we, you know we, we continue to see extremely competitive market in non-standard. We are looking state-by-state at loss ratios and we’re taking rate action where necessary. We have seen tremendous growth in, in our non-standard in ‘06, and we’ll be working, especially in the states where we do have, have seen a creep-up in our loss ratios to take rate action.

Eric Saxon: Yes. Alright now also, and I know one of your biggest competitors, State Farm, is pulling back…in the gulf. I wanted to get your view on this and if this creates an opportunity, I mean, how do you all feel about this?

Lee Ellis: Well, as, as we understand where they have made the recent announcement on February 14th, they’ve discontinued writing any homeowner business and commercial property in the state of Mississippi. I assume that’s what you’re talking about?

Eric Saxon: Right um hum.

Lee Ellis: Let me say that we are also concerned about the legal and regulatory environment in the state and remain cautious regarding the void created by our competitor’s retreat. We have evaluated our business exposure in Mississippi particularly in the property side, and currently, we’re in the late stages of preparing our homeowner rate filing. If approved as filed, we feel it will put us in a better position to operate profitably in Mississippi. Along with these considerations, we have initiatives which we think will enhance our automobile growth in that state.

Eric Saxon: Okay. Okay, that’s all I have for now. Thank you.

We’ll move next to Chuck Hamilton with FTN Midwest. Go ahead please.

Chuck Hamilton: Good morning, thank you. Congratulations on a very strong quarter.

Steve Rutledge: Thank you, Chuck.

Lee Ellis: Thank you.

Steve Rutledge: Good morning.

Chuck Hamilton: Good morning. Say, just, I think I’ve got two questions this morning perhaps you can clarify. In terms of the Vision MGA and the conting…contingency check they got for the run-off business in the fourth quarter, when I take a look at the non-standard supplement that you’ve got, or non, non-insurance break-out that you’ve got, I’m trying to identify how much that was…somewhere around what two, $2 to $3 million or abouts in the quarter?

Steve Rutledge: No it was roughly  3/4 of $1 million.

Chuck Hamilton: 0.75. Okay so what, what that says though in the quart…

Steve Rutledge: I think about $800,000.

Chuck Hamilton: Okay. You had a very strong performance end of the fourth quarter, is that related to timing then for that, for that segment? We’re showing the commission business of $9.4 million in the fourth quarter compared to $6.1 last fourth quarter?

Steve Rutledge: Well to keep in mind, their business is just growing so fast. That, that, that is attributable to the growth in written premium.

Chuck Hamilton: Okay alright. And the second question I guess, Steve, is in terms of the life insurance segment, we’re showing I guess in the P & C part, it’s an 88.7% loss, 83.3% loss ratio in the fourth quarter. You’d said that it was a fourth quarter adjustment for, for mortality in terms of your annual review. How much did that affect that loss in, in that quarter?

Steve Rutledge: The loss was really on the reserve side, not really on the claims paid side. But it…really there’s two adjustments there. One is the one we do every year which is, you know is, a year end review which is normally positive or negative. It, it can go either way after actuaries go through all their work and.

Chuck Hamilton: Sure.

Steve Rutledge: And there’s always a little true-up there. The other was a result of our movement to a new system and the calibration of that new system. The combination of those were…you know, in the, in the $2 to $3 million range and I don’t have those broken down which was, you know how much each one was.

Chuck Hamilton: Guess that was roughly about a 10% if it’s $2 million, roughly about a 10% of premium impact then in the quarter.

Steve Rutledge: Right in the quarter. I think your year-to-date comparison in number takes some of that noise out because that true-up would have impacted previous quarters so.

Chuck Hamilton: Um hum.

Steve Rutledge: I think some of that noise can be taken out by just looking at the year end number.

Chuck Hamilton: Okay I was just trying to get to a run rate…impact for it’s likely to be in the life book. And I think that’s….you’d indicated that you got a $4.4 million total tax impact in the quarter of 5.3 cents. Is that the correct, correct understanding?

Steve Rutledge: Yes.

Chuck Hamilton: Okay good. That’s it for my questions. Thank you.

Steve Rutledge: Alright. Thank you.

We’ll move next to the line of Robert Green with Sandler O’Neill. Go ahead please.

Robert Green: Good morning. Thanks for taking my question.

Steve Rutledge: Good morning, Robert.

Robert Green: Just a couple of different things. First just going to the….just the P & C loss ratio. You know, obviously very good underwriting results here. And I was wondering has there been any prior year reserve…rer…development that’s affected this at all or is this just really reflecting current year results?

Steve Rutledge: No it was pretty much, you know…there was, you know obviously we look at reserves on a quarterly basis and try to keep those up. I think in the year-to-date number, there’s, you know minimal reserve impact. You know there may be a little bit of carry over from the prior year, but, but not a material number.

Robert Green: Okay and so then going, kinda going forward, loss cost trends, what are you seeing on you know I guess both the frequency and severity side?

Steve Rutledge: I think relative to you know the national numbers that we look at, let me get a sheet of paper here real quick. Our frequency trends have been you know downward sloping but pretty much in line with the industry on the, on bodily injury severity trends have grown about 3% annually over the last three years, and that’s pretty much in line with the industry. I think the industry’s a little more flat than that. Property, we’ve been trending favorable to the industry, and our annual loss cost growth has been basically flat on the property side. So, you know the, probably the area that we’ve attacked most recently has been the liability picture in Georgia and we’ve, we’ve gotten some rate relief there so that should improve.

Robert Green: Okay great. And then just another question, just with respect to your AM Best rating. Yeah, I think you guys got taken down a notch from A++ to I think just A+ and you know not that I think the you know the additional plus is gonna be all that important on the margin. But I believe in the rating assessment, you know AM Best mentioned your coastal exposure in Alabama and so I think my question is two-fold here. You know one, does the down grade affect, you know, your business at all and then secondly, you know do you expect to, I guess, pair back any of your coastal exposures or is it just kinda business as usual for you guys?

Lee Ellis: Well, they’ve talked to us about our coastal exposure in Alabama since the 80’s, with every review and we, yes, we do have a program that is in place that we’ve implemented and we’re in about the third stage of that program, and we’ll have a fourth stage where we’re monitoring our business down there, and that’s the reason that our PMLs have started to turn down instead of grow. From a, from your question about does it have any effect on our business, the answer would be we don’t think so at all. In the preferred automobile and property business, most of our customers do not understand or even know what our rating is. In the life insurance business, we sell the “Mom & Pop” product, not the large annuities where the rating becomes so important.

Steve Rutledge: And Robert, we were obviously disappointed with that down grade. We’ve been through you know about five years of difficult storm period with, with several large hurricanes and our group of companies have grown surplus during that period of time, which we think was an outstanding result. We’ve very conservative on the reinsurance side and of course, the public company does have the benefit of the catastrophe sharing agreement with the mutual group taking a lot of their direct exposure or retaining a lot of their direct exposure on the catastrophe side. We’ve been doing catastrophe management for many years, using rate deductibles and that is beginning to impact our exposures. And to give you an example, our 200 PML in March of ‘05 for our group of companies was a billion dollars and as of, as, when we complete the renewal cycle we’re in, that PML will be $650 million so we’ve shaved that tremendously. And we buy reinsurance, our limits are much higher than that, so you know we’ve always managed these companies conservatively and I think that’s demonstrated by what we were able to accomplish through a very difficult time period.

Robert Green: Okay so I, I think, I mean, is there something, is AM Best basically changing um you know the way they are looking at your guys’ PML because I mean I don’t think anything’s really changed in terms of you know your guys’ coastal exposure over the, you know the past you know 20 years or so?

Steve Rutledge: AM Best is definitely changing the way they look at catastrophic exposure. They’ve changed their stress tests related to their best capital adequacy ratio where they use to stress your capital with one 100-year storm and today they stress it with two 100-year storms. So they are definitely taking a different look.

Lee Ellis: And, and all the rating agencies are looking hard at…they’re trying to see what was the risk that I don’t realize is out there and they’re, they’re digging a lot deeper. I think Katrina caught a lot of them off guard with the flooding in Mississi…in Louisiana when the dikes broke and they’re wondering what, what’s, what’s the other shoe out there that they don’t know about because they didn’t get caught a little bit on that particular event. I will remind you that less than 5% of the companies in America have the A++ rating, and the A+ rating puts you in the top 10%.

Robert Green: Okay terrific. Thank you very much for answering my questions.

We’ll move next to Daniel Baransky with Fox-Pitt, Kelton. Go ahead please.

Daniel Baransky: Yes…I, I had a question…back on sort of the M & A front. I know you wouldn’t want to comment, you don’t want to comment on any specific actions or figures but given you know, the expansion to kinda see in the rrr.and ramping up Virginia Mutual and sort of the Vision thing, do you feel like you could at this point in time you could handle another, sort of acquisition, or you, or do you feel like your plate’s kinda full trying to get all these operations sort of up and running?

Lee Ellis: Well we, we have a full plate, but I will remind you that the way we have done our acquisitions is in the beginning, the people we have required run their own shop. We haven’t counted on a lot of synergies to make them work and then we gradually move to the synergies. So, if we found a strong free-standing operation that could operate on its own, with a little more supervision operate better, and then integrate it as we go down the road, we could, we could do that. Although we’re not aggressively looking right now.

Steve Rutledge: Dan, we’ve taken a lot of integration steps at the two companies that, that we’ve acquired and there’s probably some more opportunity there as well. But, you know we got great management teams in place at both entities, and I think we have the capability to look at acquisitions that are, that are that size at least or, or even somewhat larger. You know I think, I don’t think they’re in any way straining our operation today.

Daniel Baransky: Okay and since you didn’t mention anything, I imagine there wasn’t really any significant buy back activity during the quarter.

Steve Rutledge: There was not.

Daniel Baransky: Alright. ‘m curious.Vir.Virginia Mutual last two quarters the growth hasn’t, year over year, hasn’t been there. Can you tell me just sort of what’s going on within that book of business? I would think that’s sort of your desires to expand those operations and now you’re in a third state that we would start to see a little more traction there.

Steve Rutledge: I think the management team we brought in and coupled with the people who were there, the solid management that was involved from the beginning worked extremely hard for several years to get back to a profitable operation, and that was their internal focus. And during that period of time, there was probably less focus on the top line. In the second half of ‘06, we’ve revamped our marketing and product development team up there, and that has included the roll-out in Tennessee as well as a different product structure that will also be implemented in Virginia and I think we’ve even gotten new marketing in, in, on the lower levels at, in North Carolina. So you know we’re positioned now with a profitable entity and systems in place to do something. The next step is just to grow that top line.

Daniel Baransky: Maybe you can fill me in. I’m not quite sure what you mean by revamped product structure.

Steve Rutledge: Well, they’re looking at more of a tiered type rating where they’re gonna, you know price for the preferred customer, and you know, have an opportunity to grow that into business. They are a preferred writer and just be more competitive on that end. Just really more of a tiered rating system with a roll-out in Tennessee.

Daniel Baransky: Okay. If I could circle back on a numbers question, did you say the Vision Insurance Group had 100.5 combined ratio? Is that for the fourth quarter or was that for the full year ‘06 or?

Steve Rutledge: The, let’s see… Vision had year-to-date 101.5 combined.

Daniel Baransky: 101.5, okay. Is there any sense, I guess how do you feel about that operation? I mean I’m sure you feel positive about it, but given where sort of non-standard market’s been going for, you know a lot of people in the industry and sort of the increased competitiveness there, do you feel like maybe you’re late for the table on, on that line of business, or how do you feel about that? That operation.

Lee Ellis: We are very confident with that operation. We have a very, very strong management team. We know there are people that think tiered rating is gonna make non-standard business a thing of the past. We have a different approach and a different opinion and we still think there’s room for growth and we have the management team that’s capable of doing that.

Daniel Baransky: Okay. The P & C net investment income year over year really didn’t move at all. Is there any sort of one time items we should think of or was there a limited partnership impact we’re not catching in that?

Steve Rutledge: It was a limited, limited partner impact and it was $2.2 million in the fourth quarter of 2005, versus about  3/4 of a million dollars in the fourth quarter of 2006. If you take that out, the investment income growth would have been 15% in the quarter.

Daniel Baransky: Is there any way that we can sort of think about the LP income moving forward? Is there something we can look to, some sort of?

Steve Rutledge: No, Dan.

Daniel Baransky: Index or something or?

Steve Rutledge: Yeah it’s just choppy. Ah you know when you invest in, we invest in a lot of different things, you know venture capital private equity, independent power producers. I mean we’ve got a pretty diversified portfolio and you know it just depends on those exit strategies and when they occur and it’s kind of in fits and starts so it’s a difficult number to budget.

Daniel Baransky: Okay and then, now on the tech. spending front, when do you anticipate those effects sort of being more diminished on the, on the expense ratio or just the cost being more diminished?

Steve Rutledge: Well, oh.’07 you’re gonna have some pressure as we roll out this Exceed System into Alabama. You know that’s our largest state and you know we don’t, we don’t have any desire to, to mess that up, so we’re gonna make sure that we have the people in place to train, to answer questions as we roll this out. Ah the good news is I think when we get this Alabama roll-out behind us and what we’ve learned from our Mississippi roll-out, when we start looking at other lines, for example, property or commercial or farmowner, number one from a training standpoint these screens look a lot alike and that was our initial goal, and number two, you’re going to have a lot of your systems that support property and, and commercial and farmowner already in place. For example, your billing will already be in place, your claims will already be in place. So we’re not gonna have to reinvent the wheel on all of those. So I think you’ll see it smooth, but, but you know you’re still talking about some more time here as we get this in place. We are hearing great feedback from Mississippi where we’ve put this in, where people are enjoying more flexible payment plans, less down payment up front, ease of use by the exclusive agents, and you know, Mississippi has been one of our bright stars are far as production so you know I think that’s probably two-fold, it’s probably a little bit of Katrina hang-over and it’s also I think a better system.

Daniel Baransky: But.I’m, I’m sort of lost of what you’re trying to get at. You must have your own sort of internal amortization and spending schedules. I mean would we expect the spending to come down or the cost to come down in ‘08 or how should we think about the duration of this, this increase, this spending?

Steve Rutledge: Well the amortization of Exceed will actually drop in ‘07, unfortunately that will be offset by additional headcount to roll this big system out in ‘07. The, the variable will be the timing and determination of what book of business we roll out next and at that point, that decision hadn’t been made so it’s a little difficult to come up with those numbers. But you know, this management team will decide probably sometime this summer as we get through the auto roll-out in Alabama whether we continue the auto roll-out in Georgia or whether we look at ah speeding up the homeowner process. Where do we think we can get the most bang for our buck? So, it’ll be awhile before we have those final determinations.

Daniel Baransky: Okay and I guess I’ll ask the question in Alabama you, you continue to have fairly decent growth considering the level of penetration that you have in the state, ‘m just curious what, sort of how, what your attribute your, your ability, can you continue to grow premiums in Alabama?

Steve Rutledge: I think it’s an outstanding agency force. Herman Watts who took over as our chief marketing officer last year has really challenged the group and, we had a kick-off in January in Birmingham for the majority of our agents and he challenged them again on auto and we’re seeing pickup in auto sales in January, February, so I think it’s just this tremendous agent plant we have in Alabama, and you know an outstanding group of individuals, and I think that’s the difference and you know our leaders are, are pushing a little harder and you know I think people still enjoy personal service.

Daniel Baransky: Okay alright great thanks. I’ll jump back in the queue.

Again for questions, please press star and one. And we’ll move next to Phillip Young with UBS. Go ahead. .

Phillip Young: Steve, Lee, congratulations on another great year and a great quarter.

Steve Rutledge: Thank you, Phillip.

Phillip Young: On the going back to the system integration on the technology, how integrated are we integrating the systems of Vision and Virginia Mutual, on the same platforms?

Lee Ellis: They’re currently on completely separate platforms. We analyze on a regular basis when will be the right time to put them on the same platform if we do.

Phillip Young: Okay.

Lee Ellis: They…They have advant…each one of them has their own little advantages so that’s, that’ll be a work in progress.

Steve Rutledge: We are doing things like though, Phillip, where we have such a nice facility for business continuity, we are looking at being near primary location for their, their hardware and that, that should help with cost as well. We are on a similar platform with Virginia Mutual. The actual platform that we’re installing is by the same company so that’s an opportunity in the future. Vision being a non-standard entity and really more browser based will probably remain separate as, as they grow their book.

Phillip Young: On the share buy-back, how many shares are still authorized and is that more of a price issue of the stock or a cash flow situation?

Steve Rutledge: We still have over 2 million authorized, Phillip. We only bought about 90,000 back in ‘06. Um, it’s really…it’s, it’s, it’s share price, it’s capital…there’s a lot of variables in that equation. You know when you, when you make an acquisition or you have to capitalize a new entity that obviously uses up some of that capital, so it’s a lot of variables that go into that.

Lee Ellis: Bottom line is where can we best put our capital, buy buying out stock or by making some investments.

Phillip Young: Thanks. Last one, there’s a lot of talk in the press on the sub-prime markets on mortgages and all sub-primes loans. I guess looking, the increase in the loan loss at the, on the Alfa portfolio was related to the employee situation is that correct?

Lee Ellis: Entirely.

Phillip Young: Entirely.

Steve Rutledge: Yes.

Phillip Young: On looking at, from a portfolio exposure and also on the investment front at MidCountry, what do we feel any exposure to the sub-prime area?

Lee Ellis: MidCountry definitely lends in their finance company to a higher risk client than our preferred clients in Alfa Finance, but it’s nothing to the extent that you’re reading about in the paper, and we feel like that particular division to MidCountry may be one of the best managed groups we have.

Phillip Young: Thank you. That’s all.

Lee Ellis: Any other questions? Okay, in closing let me focus on a couple of comments for 2007. Ah Steve’s already touched….is anybody on the line? They cut us off.

Yes, we have no other questions at this time. I’d like to turn it back over to Lee Ellis for any additional or closing remarks.

Lee Ellis: Okay thank you. In closing let me focus a couple of comments on 2007. As Steve mentioned, we are off to a very good start in sales, particularly in the automobile area where we have added focus for this year. As you know the insurance marketplace, particularly in the automobile lines is a very challenging and competitive environment. There have been unprecedented amounts of advertising dollars are being spent by the national carriers as they try to increase their market share. We will maintain our discipline in underwriting and continue to push to sell more automobile though. We have already taken steps to lower our expense ratio to remain as competitive as possible. We will continue to identify ways to gain efficiencies from our investment in technology, as well as control other expenses within our business units. We have faced similar challenges before and I am confident that our team is up for the challenge. We remain committed to managing our risks proactively and to protect the financial well-being of our companies. Thank y’all very, very much for joining us today.

That does concludes today’s conference. You may now disconnect your lines and thank you for participating.